Exhibit 10.24

Compensation Summary Sheet for Stephen M. Sloan

Stephen M. Sloan serves as the Senior Vice President, Products and Engineering of Marketo, Inc. (the “Company”). Mr. Sloan’s employment with the Company is “at will” and for no specific period of time. From his start date on July 1, 2013 to November 6, 2013, Mr. Sloan had an annual base salary of $250,000 and an annual target bonus of $75,000. Effective as of November 6, 2013, Mr. Sloan had an annual base salary of $275,000 and an annual target bonus of $125,000. The actual bonus amount paid to Mr. Sloan for 2013 was $101,349.